As filed with the Securities and Exchange Commission on December 4, 2018

Registration No. 333-187085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAN ENERGY FUELS CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

33-0968580

(I.R.S. Employer Identification Number)

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

(949) 437-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew J. Littlefair

President and Chief Executive Officer

Clean Energy Fuels Corp.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

(949) 437-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

J. Nathan Jensen, Esq.

Sr. Vice President Corporate Transactions and

Chief Legal Officer

Clean Energy Fuels Corp.

4675 MacArthur Court, Suite 800

Newport Beach, California 92660

Telephone: (949) 437-1180

Facsimile: (949) 424-8285

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment no. 1 relates to the registration statement on Form S-3 (as amended), File No. 333-187085 (the “Registration Statement”), of Clean Energy Fuels Corp., a Delaware corporation (the “Company”), declared effective by the Securities and Exchange Commission (the “SEC”) on May 8, 2013. The Registration Statement registers 6,329,112 shares of the Company’s common stock for resale by the selling stockholders named therein, which shares were issuable upon conversion of certain 7.5% convertible notes due 2018 and 2019 that were previously issued by the Company (collectively, the “Convertible Notes”).

On December 4, 2018, the Company purchased all of the Convertible Notes that remained outstanding from the holders thereof. Following such purchase, no Convertible Notes are outstanding, and no shares of the Company’s common stock could be issued upon conversion thereof. As a result, the offering of the Company’s securities pursuant to the Registration Statement has terminated.

As of such purchase, none of the Convertible Notes had been converted and no shares of the Company’s common stock had been issued pursuant to any such conversion. As a result, all 6,329,112 shares of the Company’s common stock registered pursuant to the Registration Statement remain unsold at the termination of the offering.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered but that remain unsold at the termination of the offering, this post-effective amendment no. 1 removes from registration any and all securities of the Company that were registered under the Registration Statement and remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment no. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on December 4, 2018.

CLEAN ENERGY FUELS CORP.

By:	/s/ Andrew J. Littlefair
Name: Andrew J. Littlefair
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew J. Littlefair Andrew J. Littlefair	Director, President and Chief Executive Officer (principal executive officer)	December 4, 2018

/s/ Robert M. Vreeland Robert M. Vreeland	Chief Financial Officer (principal financial and accounting officer)	December 4, 2018

* John S. Herrington	Director	December 4, 2018

* James C. Miller III	Director	December 4, 2018

* Warren I. Mitchell	Director	December 4, 2018

* James E. O’Connor	Director	December 4, 2018

* Kenneth M. Socha	Director	December 4, 2018

* Vincent C. Taormina	Director	December 4, 2018

*By:	/s/ Andrew J. Littlefair
Andrew J. Littlefair
Attorney-in-fact